Exhibit 10.4

Addendum to 6 August 1982 Insulin Agreement

This Addendum of May 18, 2004 (“Effective Date”) to the Insulin Agreement (as defined below) is entered into between Novo Nordisk A/S, a Danish corporation having a principal place of business at Novo Alle, DK-2880, Bagsvaerd, Denmark (“Novo Nordisk”) and ZymoGenetics Inc., a Washington Corporation having a principal place of business at 1201 Eastlake Avenue East, Seattle, Washington 98102 (“ZGI”).

WHEREAS:

(A)	ZGI (formerly known as Zymos Corporation) and Novo Industri A/S (the predecessor corporation to Novo Nordisk) entered into an insulin agreement dated 6 August 1982 (“Insulin Agreement”) relating to recombinant production of human insulin and an amendment agreement dated 13 March 1987 (“1987 Agreement”)

(B)	Under the Insulin Agreement ZGI would receive part of the cost reduction realised by Novo Nordisk due to the shift from semi-synthetic to recombinant production of human insulin.

(C)	ZGI and Novo Nordisk desire to specify in this Addendum the methodologies that have been applied to date and the methodologies to be applied from the Effective Date for calculating payments pursuant to the Insulin Agreement.

NOW THEREFORE, IT IS HEREBY AGREED AS FOLLOWS:

1.	The provisions of Clause 1(f) and Exhibit B of the Insulin Agreement are incorporated herein by reference and made a part hereof as if fully set out herein.

2.	For the purposes of calculation of Cost Reduction under the Insulin Agreement the parties agree that:

a)	The Variable Costs of the Novo Method have been and will continue to be the Variable Costs of DKK [] per MU insulin, (as determined in 1987) and such Variable Costs have been (since 1987) and will continue to be increased by []% per annum or by []% of the total increase in the Danish wholesale price index during each preceding period of 24 months, whichever is the greater. The parties agree that the Variable Costs of the Novo Method will not be the actual Variable Costs in any given year.

b)	The Variable Costs of the Zymos Method have been and will continue to be the Variable Costs of DKK [] per MU insulin, (as determined in 1987) and such Variable Costs have been (since 1987) and will continue to be increased by []% per annum or by []% of the total increase in the Danish wholesale price index during each preceding period of 24 months, whichever is the greater. The parties agree that the Variable Costs of the Zymos Method will not be the actual Variable Costs in any given year.

IN WITNESS WHEREOF, Novo Nordisk and ZGI have caused this Addendum to be executed in their names by their properly and duly authorized officers or representatives

NOVO NORDISK A/S	ZYMOGENETICS, INC.

/s/ Jesper Brangaard, CFO	/s/ James A. Johnson, CFO
Name:	Name:
Title:	Title:

NOVO NORDISK A/S

/s/ Kare Schultz, COO
Name:
Title:

2